EXHIBIT 10.78

Our ref            :     08/BCPJ/HF/ANR/SB/rtmsWo

Date                :    11th August 2008

TRIO-TECH (MALAYSIA) SDN BHD
Lot 11 A, Jalan SS8/2
Sungai Way Free Industrial Zone
47300 Petaling Jaya
Selangor Darul Ehsan

(Attn : Mr. Lim Hwee Giap)

Dear Sir,

RE       :                      BANKING FACILITY

We are pleased to advise you that CIMB Bank Berhad ("the Bank") has at your request, approved the following banking facility to Trio-Tech (Malaysia) Sdn. Bhd. subject to the accompanying terms and conditions. This Letter of Offer supercedes our earlier letter dated 18th June 2008, which is to be treated as cancelled.

Lender                                           :    CIMB Bank Berhad (CIMB/the Bank)

Borrower                                       :   Trio-Tech (Malaysia) Sdn Bhd (TTMSB/the Borrower)

1.0	TERM LOAN (TL)

Limit	: RM9,625,000.00 (Ringgit Malaysia Nine Million Six Hundred Twenty Five Thousand Only).

Purpose	: To finance 77% purchase of land and building

Nature	: Non-Revolving

Tenor	: Up to a maximum of fifteen (15) years or 180 months from the date of final drawdown/disbursement.

Prescribed Lending Rate	: 1. Floating Rate: BLR - 1.5% per annum. (Option 1)

OR

2. Fixed Rate: 5 years (All-in-Rate): 7.12% p.a. (Option 2) Thereafter: BLR-1.50% p.a.

                        BLR is the Bank's Base Lending Rate, which is currently at 6.75% per annum. The BLR and spread are adjustable from time to time depending on the prevailing cost of funds to the Bank.

                        The All-in-Rate is for the month of July only, the Fixed Rate Pricing is subject to change and, will be determined at point of drawdown.

Availability Period	: Within six (6) months from the date of this Letter of Offer. Any undrawn portion of the loan is deemed to be cancelled.

Disbursement Clause	: Disbursements will be made directly to vendor based on Sales & Purchase Agreement or reimbursed to TTMSB with evidence of payment.

Interest Payment	:
Monthly in arrears commencing one month from the date of first drawdown. The mode of payment will be made by debiting TTMSB's current account with us on the respective due date(s) provided always there are sufficient funds.

Interest Variation Clause
:    The Bank shall be entitled at any time and from time to time vary at its discretion the BLR and/or spread. Any interest due but not paid on due date will be added onto the principal outstanding and interest will accrue on such credit facility or accommodation.

Repayment	:	1.	Repayment of the principal and interest (inclusive) are to be paid over a period of 15 years by ISO monthly installments of RM77.374.00 each under Floating Rate (Option 1).

2.
Repayment of the principal and interest (inclusive) are to be paid over period of 5 years by 60 monthly installments of RM87,160.00 each under Fixed Rate. And over period of 10 years by 120 monthly installment of RM80,104.00 each under Floating rate (Option 2).

                    The first installment will commence one (1) month after full/final disbursement or one (1) month after expiry of availability period whichever is earlier and thereafter on the same date of each month.  Interest is calculated on monthly rest and is payable monthly in arrears. The Bank reserves the right to vary the installment amount in the event of any change of interest rates on the loan.

Interest Variation Clause
:    The Bank shall be entitled at any time and from time to time vary at its discretion the BLR and/or spread. Any interest due but not paid on due date will be added onto the principal outstanding and interest will accrue on such credit facility or accommodation.

Mode of Repayment	: The mode of payment will be via debiting TTMSB's current account with us on the respective due date(s) provided always there are sufficient funds.

Late Repayment	: Any late payment will attract an additional interest rate of 1.0% per annum or such other rates as determined by the Bank from time to time, above the prevailing prescribed lending rate.

Disbursement	: Disbursement shall be made in accordance with the following principal provisions:

(a)	Seven (7) business days prior irrevocable written notice given to the Bank for each disbursement.
(b)	Disbursement shall be made either on the business day of the middle of the month or on the last business day for the month.
(c)	Compliance with conditions precedent.

QuitRent/Assessment
:           You are required to pay quit rent annually and a copy of the receipt is to be submitted to the Bank before the 31st of May each year. You have also to settle all rate assessments and other taxes as they fall due and submit copies of the receipts to the Bank. The Bank can debit your account for these payments as well as other charges as and when they fall due.

2.0  SECURITY ARRANGEMENT

(a)	General Facility Agreement for RM9,625,000.00.

(b)
Registered 1" party 1" legal charge in our favour for RM9,625,000.00 to be created over the Factory A (Single storey), factory B (double storey) and factory C (three storey) held under Title No. PM33, 52540, Mukim of Damansara, District of Petaling, Selangor Darul Ehsan and H.S. (D) 108103 PT 6 Bandar Petaling Jaya, District of Petaling, Selangor Darul Ehsan known as Lot 11A, Jalan SS 8/2, Sungai Way Free Industrial Zone, SS 8, 47300 Petaling Jaya, Selangor.

(c)	3 months installment amounting to RM232,122.00 (Option 1) or RM261,477.69 (Option 2) to be kept in Fixed Deposit & pledged to the Bank.

3.0  OTHER CONDITIONS

(a)	Confirmation of issuance of Certificate of Fitness for the building to be furnished prior to drawdown.

(b)
Submission of Fresh valuation report, to be obtained from Bank's panel of valuers indicating a minimum market value of RM12,500,000.00 for both properties mentioned under 2(b). The loan amount will be reduced proportionately in the event of reduction in current market value.

(c)	Completion of all documentation in form substance acceptable to the Bank.

(d)	Facility fee of RM14,000.00 is payable upon acceptance of this letter of offer.

4.0  INTEREST VARIATION CLAUSE

The Bank shall be entitled at any time and from time to time vary at its discretion the BLR and/or spread. Any interest due but not paid on due date will be added on to the principal outstanding and interest will accrue on such credit facility. An additional interest charge of 1.00% per annum or such other rate as determined by the Bank from time to time, shall be levied over the prevailing interest rate on all excesses over limits/drawing limit and/or any amount due (installments, fees, etc) for which payment has been delayed.

5.0  COSTS AND EXPENSES

(a)
All costs, charges and expenses incurred by the Bank in connection with or arising from or incidential to the credit facility (even though the said documents are not executed by you for any reasons whatsoever) to the Bank's enforcement of its rights thereunder including, but not limited to the Bank's solicitor's fees (on a solicitor and client basis) stamp duty (including penalty if applicable), insurance premium and others shall be borne by you and shall be payable immediately.

(b)	The Bank may at its sole and absolute discretion debit to the Current Account the amount due.

(c)	The amount if it remains unpaid shall bear interest at the Prevailing Rate and/or Default Rate whichever is applicable from the date of debiting.

6.0  PREPAYMENT CLAUSE

(a)	Any amounts prepaid shall be applied in the inverse order of maturity.

(b)	Any notice in writing received by the Bank for any prepayment shall be irrevocable and the amount prepaid shall not be available for redrawing.

(c)
Any prepayment shall be made on principal and/or interest payment dates where applicable, failing which an additional break funding cost which shall be at the discretion of the Bank to determine, shall be charged.

(d)	Prepayment is only allowed after full disbursement of the loan.

(e)	Any prepayment made shall be subject to a minimum amount of Ringgit Malaysia Two Hundred Fifty Thousand (RM250,000.00) for each prepayment at any one time.

(f)	Lock in period of 5 anniversary years from the date of full drawdown.

(g)	Prepayment penalty charge of 3.0% on the approved loan amount will be imposed for full settlement of the loan during the lock-in period.

7.0  LIABILITY

Notwithstanding anything to the contrary, in no event will the measure of damages payable by the Bank include, nor will the Bank be liable for any amount for loss of income or profit or savings or indirect, incidental, consequential, exemplary, punitive or special damage of the Borrower even if the Bank has been advised of the possibility of such damages in advance, and all such damages are expressly disclaimed.

8.0  CONDITIONS PRECEDENT TO UTILIZATION OF CREDIT FACILITY

(a)
To provide a certified copy of the necessary Board Resolution to accept the Facility stating the person or persons authorised to sign the Letter of Offer and other related documents and to operate the Facility from time to time together with their specimen signature(s).

(b)	All other terms and conditions specified in the Bank's General Facility Agreement shall be applicable.

9.0  AVAILABILITY CLAUSE

The facility are available only upon compliance with all the conditions precedent and subject to completion of all security and loan documentation and any statutory requirement, etc. in form and substance that is acceptable to the Bank and its solicitors. In any case, the first disbursement of the facility not availed within six (6) months from date of offer will be deemed cancelled.

10.0  RIGHT TO WITHDRAW, ETC

The credit facility are extended at the sole discretion of the Bank and are repayable on demand and will be reviewed, modified or cancelled at the sole discretion of the Bank.

11.0  INTEREST (PREVAILING RATE)

(a)    Interest shall be calculated based on the daily outstanding balance at the Prescribed Spread above the Bank's Base Lending Rate (BLR). The total interest for the month shall be debited to the current account at the end of each month.

(b)     The Bank's BLR, which is currently at six point seven,five zero percent (6.75%) per annum, is subject to change depending on market conditions or such other reasons as the Bank at its sole discretion deems fit.

(c)
The Bank shall communicate such change in the Bank's BLR by displaying a notice in the Bank's premises or by publication in a newspaper of the Bank's choice. Such change shall take effect on the date specified therein.

(d)	Notwithstanding any change to the Bank's BLR, the Bank shall be at liberty to vary the Prevailing Rate. Such change shall be notified accordingly and shall take effect on the date specified therein.

12.0 DEFAULT INTEREST (DEFAULT RATE)

(a) You shall pay Default Rate (before and after judgment) at the rate of three point five percent (3.5%) or any variation above BLR per annum subject to a minimum of Ringgit Malaysia Five (RM 5-00):

(i)	on the amount in excess of your Approved Limit;

(ii)	on any amount due but remaining unpaid;

(iii)	on the balance outstanding if the Facility is recalled or after the Duration Tenure hadexpired;

(b) Not-withstanding demand has not been made, Default Rate shall accrue until the account is within the Approved Limit or date of actual payment.

13.0 TENURE

(a)	Subject to the Bank's sole discretion.

(b)	Notwithstanding the Tenure determined by the Bank, the Bank reserves the right to recall the credit facilities in the event of default or breach of any of the terms of the credit facilities.

14.0 PAYMENTS

(a)
All payments to be made to the Bank shall be in full without set-off or counterclaim, free and clear of and without deduction for any taxes, levies, impost, duties, charges, fees, deductions, withholdings, restrictions or conditions of any description.

(b)
If the law requires such deduction from any payment, you shall ensure that the net amount received by the Bank shall equal the full amount which the Bank would have had received, had no such deduction been made.

15.0 INCREASED COSTS

You shall on demand promptly pay to the Bank such amount as the Bank may determine in its absolute discretion and to indemnify the Bank against any cost or increased cost if the Bank determines that the introduction or variation of any law, order, regulation or official directive (whether or not having the force of law) from the relevant authority which:

(a)	taken together with the Bank's obligation under the Facility being made is that the Bank incur a cost; or

(b)	is to increase the cost to the Bank in funding or maintaining the Facility;

16.0 APPLICATION OF MONIES

If any sum paid or recovered is less than the amount due, the Bank may apply that sum to principal, interest, fees or any other amount in such proportions and order and generally in such manner as the Bank shall determine.

17.0 CALCULATION CONCLUSIVE

The Bank's calculation of the amount due shall be conclusive unless manifestly incorrect.

18.0 RIGHT TO SET-OFF

You authorise the Bank to set-off, without prior notice to you, any credit balance or asset in whatever form or account which is in the Bank's possession at any branch or office to satisfy any payment outstanding under this Facility. This specific power of set off shall be construed without prejudice to and shall not in any way derogate from any right of set off at law accruing to the Bank.

19.0  STANDARD CONDITIONS / COVENANTS

Other conditions:

Audited financial statements to be submitted within 6 months after each financial year-end for as long as the above facility remains outstanding.

Yearly submission of debtors' and creditors ageing lists/stocks statements.

Any other reports or statements as may reasonably be required by the Bank from time to time to be submitted upon request.

Other information as may be reasonably requested by the Bank from time to time, and in particular, information regarding the business condition, profits and operations including all changes in senior management of the company/firm/concern.

No change in shareholding without prior consent of the Bank.

Keep all assets (property, stock, etc) insured to its full insurable value with reputable insurance company on the Bank's panel and the Bank being named as mortgagee against risk of fire, flood, earthquake, SRCC and other such risks as may be required by the Bank. In the event you fail to do so, the Bank reserves the right to take such policy and charge the amount of the insurance premiums paid to your account. The original copy of the policy is to be lodged with the Bank for safekeeping.

Keep all assets unencumbered; for inevitable encumbrances to be created, the Bank's prior consent to be obtained.

Pay and discharge all taxes, assessments, quit rent and other incidental government charges. Copies of receipts for which payments have been made shall be furnished to the Bank. All revaluation costs incurred if required are for your account.

20.0 MATERIAL ADVERSE CHANGE CLAUSE

The Bank reserves the right to terminate the credit facility in the event of any material adverse change in the financial condition of the borrower/guarantor which might affect its ability to comply with the obligations under the terms and conditions of approval prior to the first and subsequent disbursements.

The operation of your current account inter alia is also subject to the provisions set by Bank Negara Malaysia under DCHEQS, wherein the Bank reserves the right without notice to close the Borrower's account after a total of three (3) incidence of cheques returned within twelve (12) months from the date of first incidence following which a report shall be submitted to BNM's DCHEQS on such closure of account.

Compliance with laws/regulatory requirements/section 62 of the Banking and Financial Institutions Act 1989

The offer and availability of the Facilities in this Letter of Offer is conditional upon there being no contravention of any laws in relation thereto.

Without prejudice to the generality of the foregoing, the offer and availability of the Facilities In this Letter of Offer is conditional upon the Borrower representing and undertaking that the financing by the Bank herein and the Bank's agreement to grant or make or continue to make available the Facilities to the Borrower will not contravene nor be in breach of any prevailing laws or regulatory requirements or terms and conditions or provisions prescribed by or stipulated in the directives or guidelines that are or may from time to time be issued by Bank Negara Malaysia (BNM), the Association of Banks in Malaysia and/or any governmental authority ('The Applicable Laws and Regulations'). The Applicable Laws and Regulations to which the Facilities are subject shall include but are not limited to(i) all prevailing provisions of the Banking and Financial Institutions Act 1989 {'BAFIA') and all prevailing BNM's guidelines and directives issued in respect thereof in particular provisions contained in section 62 of BAFIA and all prevailing BNM's guidelines issued in respect of the said section 62 and all prevailing BNM's guidelines issued pertaining or applicable to grant of Facilities to persons connected to the Bank (ii) any lending limits or restrictions that may be imposed upon the Bank from time to time by BNM or any other governmental authority.

The Borrower shall immediately notify the Bank in writing if any of The Applicable Laws and Regulations or any of the terms and conditions of this Letter of Offer ceases to be satisfied or is discovered to have not been satisfied.

The Borrower in giving declaration(s) in respect of any of the aforementioned or any terms and conditions of this Letter of Offer where required by and upon terms stipulated by the Bank shall be deemed to represent and warrant to the bank that the contents therein shall remain true and accurate in all respects so long as the Facilities remain available or any sums remains payable.

21.0 NOTICES

(a)	Any notice required to be given

(i)	to the Bank, shall be addressed and delivered to the Branch, marked for the attention of the Manager

(ii)	to you ,shall be addressed and delivered to you at your usual or last known address

(b)
Every notice or other communication shall be in writing and be deemed to have been received (if sent by post) 24 hours after despatch and (if delivered personally) at the time of delivery or despatch if during normal business hours in the place and otherwise at the opening of business in that place on the next succeeding such working day, provided that any notice or communication to be made or delivered by you to the Bank shall be effective only when the Bank actually receives it.

22.0 CONDUCT

    The credit facility must be operated within the approved limits and payment of dues must be current at all times.

23.0 REVIEW

The Bank reserves the right to conduct a periodic review on the credit facility.
 24.0 LAW

The laws of Malaysia shall apply and you shall be subject to jurisdiction of the courts of Malaysia.

25.0 GENERAL

(a)	You hereby consent to the disclosure by the Bank of any information relating to the credit facility:

(i)	to its auditors, legal counsel and other professional advisors;

(ii)	to any such person who gives any security under the credit facility;

(iii)
to the Central Credit Bureau or other relevant authorities to whom such Bureau or authorities are required to make such disclosure. Bank Negara Malaysia has established the Central Credit Bureau to collect information from Banks regarding the credit facilities which they grant to their customers in order to enable participating banks (of which the Bank is one), who are approached for credit facilities by a customer, to be informed by the Bureau of the aggregate credit facility granted to that customer by other banks. This information is kept strictly in confidence between the Bureau and all participating banks and it is a term of the credit facility offered herein that information regarding it, shall be given to the Bureau for the use of the Bureau and the participating banks;

(iv)	to the Companies within the Bank's Group;

(v)	pursuant to any subpoena or other legal provisions or in connection with any action, suit or proceeding relating to the credit facility or security;

(vi)	pursuant to any law

(vii)	The Bank reserves the right to convert the credit facility into a term loan facility on terms and conditions as the Bank deems fit.

(viii)	The Bank may at any time impose additional terms or vary or modify the terms of the credit facility at its sole and absolute discretion.

(ix)
The Bank reserves the right to close the Current Account if required pursuant to the Biro Maklumat Cek (a Central Bureau set up within Bank Negara Malaysia to monitor the "bad" cheque incidents) Blacklist.

Subject to any modifications or variations arising from the above, all other terms and conditions contained in our earlier correspondences exchanged between us and all of our rights and powers contained therein and in the security instruments created in our favour shall remain in full force and effect.

We trust the aforesaid terms and conditions for the above facilities are acceptable to you. Kindly signify your understanding and acceptance of the above offer by signing on all pages and returning the duplicate copy of this letter together with Board of Director's Resolution within fourteen (14) days from the date hereof, failing which this offer will automatically lapse.

Please do not hesitate to contact us at any time should you have any queries. Meanwhile, we would like to thank you for your support and look forward to a good banking relationship.

Yours faithfully,

for CIMB BANK BERHAD

/s/ AN.RAMANATHAN                                                                      /s/SAIFULIZAN IBRAHIM                                                 /s/HELEN FERNANDEZ

AN.RAMANATHAN                                                                           SAIFULIZAN IBRAHIM                                                      HELEN FERNANDEZ

Business Relationship Manager – Group Head                               Head of Business Credit                                                      Area Business Manager
Business Banking Centre – PJ                                                            Business Banking Centre – PJ                                             Business Banking Centre - PJ

1/ We, TRIO-TECH (MALAYSIA) SDN BHD confirm, acceptance of the above banking facility as per the terms and conditions herein.

Authorised Signatory/ies

Name
I.C. No
Date

Company's Stamp